EXHIBIT 10.23

WESTERN GOLDFIELDS, INC.
    WG

Office: 961 Matley Lane, Suite 120                      Telephone (775) 849-1985
        Reno, Nevada 89502                                    Fax (775) 849-1985

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April 8, 2004

Coolcharm LTD
Attn: Gerald Thompson
Address:133 Ebury Street
London, SW 1W  9QU, U.K.
Phone 44 (0) 20 7881 0800

RE: LINCOLN HILL GOLD PROPERTY - LETTER OF INTENT AGREEMENT AND EXPLORATION AND MINING JOINT VENTURE AGREEMENT

Dear Mr. May,

Pursuant to discussions over the past few weeks, Western Goldfields, Inc. (WG) is interested in entering into and executing this exclusive Letter of Intent Agreement (LOI), as well as entering into and executing an exclusive definitive Exploration and Mining Joint Venture Agreement (Agreement) with Coolcharm Ltd. (Company) with regards to the Lincoln Hill Gold Property (Property) located in the Rochester Mining District, Pershing County, Nevada. Below are suggested Letter of Intent Agreement joint venture terms for your review and consideration which would be incorporated into a definitive Exploration and Mining Joint Venture Agreement where Company may earn a 60% interest in WG' Exploration and Mining Lease Agreement held by WG with regards to the Lincoln Hill Gold Property.

     EARN IN EXPENDITURE TERMS: WG proposes an Exploration and Mining Joint Venture Agreement where Company could earn a 60 % interest in the Property as outlined below:

     Company may earn a 60% interest in the Property by making cash and stock payments by expending (US $) $4,000,000 dollars in exploration and development expenditures over 5 years and by producing a bankable feasibility study on the Property supporting the development of a reserve of as least 150, 000 ounce of gold as outlined below. During the 60% earn-in term, WG shall have the option to manage and operate the JV and a JV Operating Committee shall be established consisting of 5 members: 3 WG members and 2 Company members.

     Upon both parties executing this LOI and executing a definitive Exploration and Mining Joint Venture Agreement and WG receiving the $50,000 payment and 200,000 shares of Coolcharm Ltd. common stock, Coolcharm will then establish a Limited Liability Company whereby Coolcharm shall own a 60% interest in said Limited Liability Company and Western Goldfields shall own a 40% interest in the Limited Liability Company. This new Limited Liability Company will hold all rights to the leasehold interest of the Lincoln Hill project. This agreement is subject to the terms and conditions as outlined below:

          - The execution of the Exploration and Mining Joint Venture Agreement and payment of $50,000 and issuance of 200,000 common shares of Coolcharm Ltd to WG;
          - On or before the 1st Anniversary of the Exploration and Mining Joint Venture Agreement, the payment of US$75,000 and issuance of 200,000 common shares of Coolcharm Ltd. to WG;


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          -    On or before the 2nd Anniversary of the Exploration and Mining
               Joint Venture Agreement, the payment of US$100,000 and issuance of 200,000 common shares of Coolcharm Ltd. to WG
          - Completing exploration work expenditures prior to 1st Anniversary $500,000
          -    Completing work expenditures prior to 2nd Anniversary $500,000
          - Completing exploration work expenditures prior to 3rd Anniversary $1,000,000
          - Completing exploration work expenditures prior to 4th Anniversary $1,000,000
          - Completing exploration work expenditures prior to 5th Anniversary $1,000,000
          - Completing a bankable feasibility study on the property supporting the development of a reserve of at least 150,000 oz of gold.

Upon Company completing the 60 % earn-in, Company shall have the option to manage and operate the JV, and the Operation Committee shall be changed to 3 member of Company and 2 members WG.
Upon Company having earned its 60%, a Joint Venture will be formed with Company holding 60% and WG holding 40%.

Note: Any earn-in expenditures for a period specified above that are not spent within the above time schedules may be paid in cash to WG, within 30 days of the earn-in expenditure period, at the rate of one-half of the remaining unspent exploration expenditures for that period. All expenditures would be cumulative and any excess spent in any one year would be credited towards future exploration expenditure obligations.

ADDITIONAL TERMS AND REQUIREMENTS

1. ASSUMING AGREEMENTS: Company agrees to assume all underlying Agreements on the Property.

2. STAKING AND FILING OF CLAIMS: Company would agree to file and record at its expense all future claims in the underlying leaseholder title.

3. ANNUAL CLAIM FEES AND OTHER PAYMENTS: By August 15 of each year, Company agrees to pay all Federal, State and County annual mining claim maintenance fees, rental fees or real property taxes and any and all other fees which constitute all or part of the Property, while this Joint Venture Agreement is in force.

4. TERMINATION: During the Company's earn-in period, Company may terminate the Joint Venture Agreement at any time subject to a sixty (60) day advanced notice. Company would be responsible for any land holding costs that became due through the 60-day notice period.

5. CARRIED INTEREST: Company would be responsible for all project expenditures during the earn-in period. Direct expenditures shall not include any land lease payments, advanced royalties payments, new claim staking or recording fees or annual rental payments to the BLM or the County

6. BANKABLE FEASIBILITY STUDY: If at the end of the 5th Anniversary, Company has not completed a bankable feasibility study, Company's cumulative work expenditures would increase by $1,000,000 dollars in each successive year until the bankable feasibility study is completed to continue this Joint Venture Agreement.

7. DILUTION CLAUSES: Following the production of the bankable feasibility study, WG shall have the option of contributing its 40% of the project financing as outlined in the feasibility document or in the event WG elects not to provide its share of the Joint Venture expenditures, it may elect, at its sole option, to revert to either:
          a.     a 20% net profit interests, or
          b.     a 2.5% net smelter return royalty.
     In the event Company elects not to provide its share of the Joint Venture expenditures, it may elect, at its sole option, to revert to either:


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          c.     a 20% net profit interests, or
          d.     a 2.5% net smelter return royalty.

8. DEFINITIVE AGREEMENT: WG and Company shall complete an exclusive definitive Exploration and Mining Joint Venture Agreement within 30 days of signing a Letter of Intent Agreement or as practical as possible. Should WG and Company fail to complete a definitive Exploration and Mining Joint Venture Agreement within 90 days of the execution and Effective Date of this Letter of Intent Agreement, all Agreements and understandings shall be null and void, and that the parties shall have no binding obligations between them.

9. QUITCLAIM DEED: Company agrees to sign a Quitclaim Deed which shall be made a part of the definitive Exploration and Mining Joint Venture Agreement, which shall be held by a third party escrow firm or agreed upon third party. Should Company fail to complete any of the earn-in terms in the event Company terminates any of the agreements with WG or in the event Company files bankruptcy, WG shall have the rights to record the Quitclaim Deed and Company agrees to transfer all its stock in the Limited Liability Company in which the Property is being held in back to WG within 30 days and WG shall have all rights, titles and interests in the Property and Company shall have no rights, title or interests in the Property.

10. EFFECTIVE DATE: The effective date of this Letter of Intent Agreement shall be April 8, 2004.


     Agreed  and  Accepted,             Agreed  and  Accepted,


     /s/  John  May                     /s/  Thomas  E. Callicrate
     ----------------------------       -------------------------------------
     John  May                          Thomas  E.  Callicrate
     Coolcharm Ltd.                     Vice President Exploration, Director
                                        Western  Goldfields,  Inc.
     DATED:  __________                 DATED:  __________


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